Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES
AND OTHER RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS THEREOF
of
SERIES C CONVERTIBLE PREFERRED STOCK
of
Q BIOMED INC.

(Pursuant to Section 78.1955 of the
Nevada Revised Statutes)

Q BIOMED INC., a Nevada corporation (the “Corporation”), pursuant to the provisions of Section 78.1955 of the Nevada Revised Statutes, does hereby make this Certificate of Designations, Powers, Preferences and Other Rights of Preferred Stock and Qualifications, Limitations and Restrictions (the “Certificate of Designations”) and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by the Articles of Incorporation of the Corporation (as amended, the “Articles”), which authorizes the issuance of 100,000,000 shares of preferred stock, $0.001 par value per share, in one or more series, the Board duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that, pursuant to Article 5 of the Articles, the Board hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of preferred stock of the Corporation consisting of One Million (1,000,000) shares, $0.001 par value per share, to be designated “Series C Convertible Preferred Stock” (each such share, a “ Series C Preferred Share”); and be it

RESOLVED, that each Series C Preferred Share shall rank equally in all respects and shall be subject to the following terms and provisions:

1.	Dividends.

(a)            Dividends on Common Stock. The holders of the Series C Preferred Shares shall be entitled to receive, when, if and as declared by the Board, out of funds legally available therefor, any dividends or other distributions from the Corporation that are declared on the common stock, $0.001 par value per share, of the Corporation (the “Common Stock”) (other than dividends payable solely in additional Common Stock), in which case holders of Series C Preferred Shares shall each be entitled to receive, on an As-Converted Basis (as defined below, but without regard to the beneficial ownership limitations set forth in Section 5(c) hereof) pari passu with the amount of such dividends to be distributed to the holders of Common Stock immediately prior to the declaration of such dividend or distribution.

“As-Converted Basis” means, as of the time of determination, that, solely for the purpose of determining the applicable right (and without limitation to any rights of the Series C Preferred Shares), the Series C Preferred Share shall be treated as if each such Series C Preferred Share had been converted into shares of Common Stock.

2.            Voting Rights. Except as otherwise provided by law, (i) any matters on which the holders of Series C Preferred Shares have voting rights shall be determined by a simple majority of the holders Series C Preferred Shares, (iii) the holders of the Series C Preferred Shares shall have full voting rights and powers amongst all holders of Series C Preferred Shares on a pari passu basis, (iv) any matters on which the holders the Parity Securities have voting rights shall be determined by a simple majority of the holders Parity Securities with each share of such Parity Securities being equal to a share of the other Parity Securities and (v) the holders of the Series C Preferred Shares shall have voting rights in connection with those matters on which the holders of Common Stock have voting rights and the holders of the Series C Preferred Shares shall vote with the holders of the Common Stock as a class such that each shares of Series C Preferred Stock has two hundred (200) votes for each vote held by a share of Common Stock.

3.            Rights on Liquidation.

(a)            In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a “Liquidation”), the holders of record of the Series C Preferred Shares shall be entitled to receive, immediately after any distributions required by the Corporation’s Articles and any certificate(s) of designation, powers, preferences and rights in respect of any securities of the Corporation having priority over the Series C Preferred Shares with respect to the distribution of the assets of the Corporation upon Liquidation, or in terms of redemption rights or dividend rights (“Senior Securities”), and before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart with respect to any other securities of the Corporation over which the Series C Preferred Shares have priority with respect to the distribution of the assets of the Corporation upon Liquidation (“Junior Securities”), an amount in cash with respect to each Series C Preferred Share held by such holders, equal to (i) $0.05 per Series C Preferred Share plus (ii) at the time of calculation, any accrued but unpaid dividends pursuant to Section 1(b) hereof (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Value”). If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series C Preferred Shares and any securities of the Corporation having equal priority with the Series C Preferred Shares with respect to the distribution of the assets of the Corporation upon Liquidation, or in terms of redemption rights or dividend rights (“Parity Securities”, which for clarity does not include any securities at the time of filing of this Certificate of Designations) shall be insufficient to permit payment in full to the holders of the Series C Preferred Shares and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders of the Series C Preferred Shares and Parity Securities then outstanding shall be distributed ratably among such holders based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all Series C Preferred Shares and of such Parity Securities, if any.

(b)            A change of control of the Corporation (including any change in the ownership of more than fifty percent (50%) of the voting capital of the Corporation) shall not be deemed a Liquidation.

(c)            In the event of a Liquidation, after the payment of all preferential amounts required to be paid to the holders of Parity Securities, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

(d)            the Senior Securities shall be (i) the Corporation’s Series A Common Stock, (ii) the Series B Common Stock, (iii) the Common Stock (to the extent of their par value) and (iv) and securities of the Corporation that are created after the date hereof pursuant to the terms of the Articles and this Certificate of Designations.

4.            Actions Requiring the Consent of Holders of Series C Preferred Shares. From the period beginning on the date of filing of this Certificate of Designations and ending on the date that the Forced Conversion Conditions have been met, the consent of the majority of the holders of the Parity Securities outstanding, given in accordance with the Articles and Bylaws of the Corporation, as amended, shall be necessary for effecting or validating any of the following transactions or acts, whether by merger, consolidation or otherwise:

(a)            Create, issue, or reclassify any existing shares of capital stock that (i) are Senior Securities or Parity Securities or have a liquidation preference over the Parity Securities, (ii) contain any dividend or conversion rights that are preferential to the dividend rights of the Parity Securities or (iii) are redeemable;

(b)            Amend any corporate governance document, including the Certificates of Designations of any Parity Securities so as to alter or change the powers, preferences, or special rights of such Parity Securities or otherwise adversely affect the rights and preferences of such Parity Securities;

(c)            Enter into any agreement that would restrict the Company’s ability to perform its obligations under the terms of any of the Parity Securities;

(e)            Redeem any shares of its capital stock; and

5.            Conversion.

(a)            Conversion Right. Subject to the provisions herein, upon the occurrence of the Forced Conversion Provisions, the Series C Preferred Shares shall be convert into Series C Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 5(b), at the Conversion Rate (as defined below). The number of shares of Common Stock issuable upon conversion of any Series C Preferred Shares pursuant to this Section 5(a) shall be determined by dividing (x) the Conversion Amount (as defined below) by (y) the Conversion Price (the "Conversion Rate"). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All calculations under this Section (5) shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Series C Preferred Shares.

"Conversion Amount" means those Series C Preferred Shares being converted multiplied by the Liquidation Value.

"Conversion Price" means the higher of (a) 110% of the volume weighted average price of the Common Stock on the Trading Day immediately prior to the filing of this Certificate of Designation or (b) 110% of (i) the initial public offering price if such conversion occurs in connection with a listing on a national securities exchange (each a “National Securities Exchange”) that has registered with the U.S. Securities and Exchange Commission under Section 6 of the Securities Exchange Act of 1934, as amended, (ii) the volume weighted average price of the Common Stock on the Trading Day immediately prior to such conversion as reported by Bloomberg, (iii) in the event Bloomberg does not report such information, the closing bid price of the Common Stock on the National Securities Exchange or, if none, over the counter bulletin board containing such information or (iv) if the data in (i), (ii) and (iii) are not available, a good-faith estimate by the majority of the board of directors of the market value of the Common Stock.

Mechanics of Conversion. Forced Conversion. At any time that the Forced Conversion Conditions are met, the Series C Preferred Shares shall automatically convert into shares of Common Stock at the Conversion Rate pursuant to the terms hereof.

The “Forced Conversion Conditions” shall be met on the earlier of:

(1)     the five-year anniversary of the filing of this Certificate of Designations;

(2)     the date on which any of the Company’s securities is listed on a National Securities Exchange; and

(3)     a date agreed upon by the majority of the Series C Preferred Share voting together as a class (including by written consent).

(i)            Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of Series C Preferred Shares in accordance with the terms of the Certificate of Designations, a holder of Series C Preferred Shares shall not be required to physically surrender a certificate representing those Series C Preferred Shares being converted unless (A) all of the Series C Preferred Shares are being converted or (B) the holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of such certificate upon its physical surrender. Such holder and the Company shall maintain records showing the Series C Preferred Shares converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holders of Series C Preferred Shares and the Company, so as not to require physical surrender of such a certificate upon conversion.

(b)            Other Provisions.

(i)            The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series C Preferred Shares and payment of dividends thereon, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holder, not less than such number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions set forth herein) upon the conversion of the outstanding Series C Preferred Shares. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

6.            Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email (provided confirmation of transmission is electronically generated and kept on file by the sending party); or (iii) one (1) Trading Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and email for such communications shall be:

If to the Company, to:	Q Biomed Inc.
c/o Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017
Attn: William Rosenstadt
Telephone: (212) 588-0022
Email: wsr@orllp.legal

If notice is to be sent to a holder, at such address provided in the Securities Purchase Agreement pursuant to which the holder acquired Series C Preferred Shares or at such other address and/or email and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender's email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

7.            Certain Definitions. The following capitalized terms not otherwise defined herein shall have the following meanings:

“Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of the Company (except that the acquisition of voting securities by the holder of Series C Preferred Shares or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c). No transfer to a wholly-owned subsidiary shall be deemed a Change of Control Transaction under this provision.

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IN WITNESS WHEREOF, the undersigned being a duly authorized officer of the Corporation, does file this Certificate of Designations, hereby declaring and certifying that the facts stated herein are true and accordingly has hereunto set his hand this November 7, 2022.

Q BIOMED INC.

By:
	Name:	DENIS CORIN
	Title:	CEO

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